Exhibit (d)(5)

GREAT ELM CAPITAL CORP.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [●] Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

[_____] [_], 2022

Dear Stockholder:

Enclosed for your consideration is a prospectus, dated [_____] [_], 2022 (the “Prospectus”), relating to the offering by Great Elm Capital Corp., a Maryland corporation (the “Company”), of non-transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of [●] shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Rights will be issued to stockholders of record (the “Record Date Stockholders”) as of [5:00 p.m., New York City time], on [_____] [_], 2022 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on [_____] [_], 2022 and ends at [5:00 p.m., New York City time], on [_____] [_], 2022, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on the Nasdaq Global Market. The Rights may not be purchased or sold, and there will not be any market for trading the Rights. The shares of the Common Stock to be issued pursuant to the offering will be listed for trading on the Nasdaq Global Market under the symbol “GECC”.

The Rights will expire and be of no value if not exercised on or prior to the Expiration Date.

As described in the Prospectus, each Record Date Stockholder is entitled to receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the Record Date Stockholders to subscribe for [●] share[s] of Common Stock for every [●] right[s] held (the “Primary Subscription Right”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus as of the Expiration Date. Record Date Stockholders who fully exercise their Primary Subscription Right will be entitled to subscribe, subject to the limitations described in the Prospectus and subject to allotment, for additional shares of Common Stock that were not subscribed for by the Record Date Stockholders.

The Subscription Price per share will be [●]% of the net asset value per share of Common Stock, as reported by the Company in its most recent annual report on Form 10-K or quarterly report on 10-Q, as applicable, filed prior to the Expiration Date. As a result, the Company is requiring that Rights holders who wish to exercise their Rights deliver to American Stock Transfer & Trust Company, LLC, the subscription agent for the offering (the “Subscription Agent”) the estimated subscription price of $[●] per share (the “Estimated Subscription Price”) on or before the Expiration Date as indicated in the Section entitled “The Offering—Payment for Shares” in the Prospectus. In the event that the Subscription Price exceeds the Estimated Subscription Price, an invoice will be sent for any additional amounts due. Payment for such additional amounts, if any, must be made within ten business days after the confirmation date. In the event the Subscription Price is less than the Estimated Subscription Price, the Subscription Agent will mail a refund to exercising Rights holders. No interest or penalty will be paid on amounts refunded.

The Rights will be evidenced by subscription rights certificates (the “Subscription Rights Certificates”). No fractional shares of Common Stock will be issued pursuant to the Rights.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Beneficial Owner Election Form; and
3.	Letter to the Company’s stockholders, dated [_____] [_], 2022.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire on the Expiration Date. You will be required to submit payment in full for all of the shares of Common Stock you wish to purchase pursuant to the exercise of the Rights on or prior to the Expiration Date. Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Subscription Rights Certificates together with payment for shares by the subscription agent.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AST FUND SOLUTIONS, LLC, THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (877) 732-3614 OR VIA EMAIL AT INFO@ASTFINANCIAL.COM.

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